Exhibit 23

                      CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-52125) pertaining to the Ashland Inc. Deferred Compensation and Stock Incentive Plan for Non-Employee Directors, in the Registration Statement (Form S-8 No. 2-95022) pertaining to the Ashland Inc. Amended Stock Incentive Plan for Key Employees, in the Registration Statement (Form S-8 No. 33-7501) pertaining to the Ashland Inc. Employee Savings Plan, in the Registration Statement (Form S-8 No. 33-26101)
pertaining to the Ashland Inc. Long-Term Incentive Plan, in the Registration Statement (Form S-8 No. 33-55922) pertaining to the Ashland Inc. 1993 Stock Incentive Plan, in the Registration Statement (Form S-8 No. 33-49907) pertaining to the Ashland Inc. Leveraged Employee Stock Ownership Plan, in the Registration Statement (Form S-8 No. 33-62901) pertaining to the Ashland Inc. Deferred Compensation Plan, in the Registration Statement (Form S-8 No. 333-33617) pertaining to the Ashland Inc. 1997 Stock Incentive Plan, in the Registration Statement (Form S-3 No. 33-57011) as amended by Post-Effective Amendment No. 2, pertaining to the U.S. $200,000,000 Ashland Inc. Medium-Term Notes, Series H, and the related Prospectus, of our report dated November 4, 1998, with respect to the consolidated financial statements and schedule of Ashland Inc. and consolidated subsidiaries included in this Annual Report (Form 10-K) for the year ended September 30, 1998.


                                                Ernst & Young LLP


November 24, 1998